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                                                                    Exhibit 3.11




                  CERTIFICATE OF DESIGNATION, PREFERENCES AND
                   RIGHTS OF SERIES C CONTINGENT CONVERTIBLE
                                PREFERRED STOCK

                                       of

                       AFFILIATED RESEARCH CENTERS, INC.

               Pursuant to Section 151 of the General Corporation
                          Law of the State of Delaware


           We, Steven M. Rauscher, Chief Executive Officer, and David R. Adamoli, Secretary, of Affiliated Research Centers, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY
CERTIFY:

           That on July 10, 1998, pursuant to the authority conferred upon the Board of Directors by the Corporation's Amended and Restated Certificate of Incorporation, the Board of Directors adopted the following resolution creating a series of one hundred eleven thousand eight hundred seventy-nine (111,879) shares of Preferred Stock of the Corporation designated as Series C Contingent Convertible Preferred Stock:

           RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Amended and Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation be, and it hereby is, created and the designation and amount thereof and the voting powers, preferences and relative participating, optional, conversion and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:


           Section 1. Designation and Amount. The shares of such series shall be
                      ----------------------
designated as "Series C Contingent Convertible Preferred Stock" (referred to herein as the "Series C Preferred Stock") and the number of shares constituting such series shall be one hundred eleven thousand eight hundred seventy-nine (111,879).

           Section 2. Certain Definitions. Capitalized terms used but not
                      -------------------
defined herein shall have the meanings given to them in the Corporation's Amended and Restated Certificate of Incorporation.

           Section 3. Dividends and Distributions. The holders of the Series C
                      ---------------------------
Preferred Stock shall not be entitled to receive any dividends or distributions.

           Section 4. Voting Rights.
                      -------------

                (a) No holder of Series C Preferred Stock shall have any voting rights, except as specifically provided in Section 4(b) or as provided by law.
                                           ------------

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                (b) In addition to voting rights provided by law, without the affirmative vote of the holders of a majority of the outstanding shares of the Series C Preferred Stock voting as a single class, the Corporation shall not:

                    (i) Increase or decrease the aggregate number of authorized shares of Series C Preferred Stock other than an increase or decrease incident to a stock split, reverse stock split or similar subdivision or combination of such shares of Series C Preferred Stock;

                    (ii) Alter or change the preferences, special rights or powers given to the holders of the Series C Preferred Stock; or

                    (iii) Amend, modify or change the Amended and Restated Certificate of Incorporation of the Corporation in a manner which would adversely affect the rights, preferences and privileges of the Series C Preferred Stock.

           Section 5. Liquidation Rights. In the event of any liquidation,
                      ------------------
dissolution or winding up of the affairs of the Corporation:

                (a) The holders of each share of Series C Preferred Stock will be entitled to receive, together with the holders of the Series B Preferred Stock, subsequent and subordinate to any distribution of any of the assets or surplus funds of the Corporation to the holders of any other shares the Series A Preferred Stock by reason of their ownership thereof and any other shares of the Company's Preferred Stock to the extent so designated by the Board of Directors, whether now existing or hereafter designated, and prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock of the Corporation by reason of their ownership thereof, an amount equal to the sum of $.01 per share for each share of Series C Preferred Stock then held by them. Said $.01 per share shall be subject to appropriate and proportionate adjustment (as determined by the Board of Directors) upon the occurrence of any of the events described under Section
                                                                    -------
6(b)(iii) hereof.
---------

                (b) The amounts to be paid or set apart for payment to the holders of the Series C Preferred Stock under this Section 5 shall be paid or
                                                   ---------
set apart for payment together with amounts to be paid or set apart for payment to the holders of the Series B Preferred Stock but after the payment or the setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of the Series A Preferred Stock and any other shares of the Company's Preferred Stock to the extent so designated by the Board of Directors, whether now existing or hereafter designated, and before the payment or setting apart for payment of any amount for, or distribution of any assets of the Corporation to the holders of the Common Stock in connection with such liquidation, dissolution or winding up. After the payment or the setting apart of payment to the holders of the Preferred Stock of the amounts so payable to them, any remaining assets first shall be distributed ratably to the holders of the Corporation's Common Stock in an aggregate amount equal to the above amount paid to the holders of the Preferred Stock. Thereafter, any remaining assets shall be distributed ratably to the holders of outstanding shares of Preferred Stock and Common Stock, with each share of the Series C Preferred Stock being treated for such purpose as the number of shares of Class A Common Stock into which it could then be converted.

                (c) Whenever the distribution provided for in this Section 5
                                                                   ---------
shall be payable in

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property other than cash, the value of such distribution shall be the fair market value of such property, as determined in good faith by the Board of Directors.

                (d) Neither the merger or the consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its property and business as an entirety, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section, unless such sale, lease or conveyance is in connection with a plan of liquidation, dissolution or winding up of the Corporation.

           Section 6. Conversion. The holders of the Series C Preferred Stock
                      ----------
shall have conversion rights as follows (the "Conversion Rights"):

                (a) Automatic Conversion. Each share of Series C Preferred Stock
                    --------------------
shall automatically convert, on the date of occurrence of a Triggering Event (as defined below) into one fully paid and nonassessable share of Class A Common Stock, subject to adjustment as provided below.

                (b) Mechanics of Conversion.
                    -----------------------

                   (i) Immediately following the occurrence of a Triggering Event, the Corporation will give written notice to each stockholder of record of Series C Preferred Stock of such occurrence. The holders of the Series C Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed at the office of the transfer agent or at the Corporation's principal office, if the Corporation serves as its own transfer agent, accompanied by written notice stating such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. The Corporation will, as soon as reasonably practicable following the receipt of the foregoing, issue and deliver at such office to the holder or its nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled.

                   (ii) The Corporation will at all times during which the Series C Preferred Stock is outstanding, reserve and keep available out of its authorized but unissued Class A Common Stock, sufficient shares to effect the conversion of the Series C Preferred Stock as provided for herein.

                (c) Subdivision or Combination of Class A Common Stock. If the
                    --------------------------------------------------
Corporation at any time subdivides (by any stock split, stock dividend or otherwise) its outstanding shares of Class A Common Stock, or combines (by reverse stock split or otherwise) its outstanding Class A Common Stock into a smaller number of shares, then a like subdivision or combination (as the case may be) will be effected by the Corporation with respect to the Series C Preferred Stock.

                (d) Reorganization, Reclassification, Consolidation or Merger.
                    ---------------------------------------------------------
If any capital reorganization, reclassification, consolidation, merger or similar event that does not constitute a Triggering Event (a "Capital Change") is effected in such a way that holders of the Class A Common Stock are entitled to receive stock, securities or assets with respect to or in exchange for the Class A Common Stock then, as a condition to such Capital Change, lawful and adequate provision shall be made whereby each holder of Series C Preferred Stock will have the right to receive in lieu of

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shares of Class A Common Stock immediately theretofore acquirable and receivable, such consideration as is receivable by holder of that number of shares of Class A Common Stock which would have been receivable upon the conversion of such holder's Series C Preferred Stock had such Capital Change not taken place. In any such case appropriate provision will be made with respect to such holder's rights and interests to the end that the provisions of this
Section 6(d) will thereafter be applicable in relation to any shares of stock,
------------
securities or assets thereafter deliverable upon the conversion of Series C Preferred Stock (including, in the case of any consolidation or merger in which the successor corporation is other than the Corporation, an immediate adjustment to the number of shares of Class A Common Stock receivable upon conversion of the Series C Preferred Stock relative to the value of the Class A Common Stock reflected by the terms of such consolidation or merger). The Corporation will not effect any consolidation or merger that does not constitute a Triggering Event unless prior to the consummation thereof, the successor corporation (if other than the Corporation) assumes by written instrument (in form and substance satisfactory to the Board of Directors), the obligation to deliver to each such holder of Series C Preferred Stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

                (e) Certain Events. If any event occurs of the type contemplated
                    --------------
by the provisions of this Section 6 but not expressly provided for by such
                          ---------
provisions, then the Board of Directors will make appropriate adjustments so as to protect the rights of the holders of the Series C Preferred Stock.

                (f) Common Stock Reserved. The Corporation shall, at or prior to
                    ---------------------
the time of any conversion, take any and all action necessary to increase its authorized, but unissued Class A Common Stock and to reserve and keep available out of its authorized, but unissued Class A Common Stock, such number of shares of Class A Common Stock as shall, from time to time, be sufficient to effect conversion of the Series C Preferred Stock.

           Section 7. Definitions. For purposes of this Certificate of
                      -----------
Designation, Preferences and Rights of Series C Contingent Convertible Preferred Stock, the following definitions shall apply:

                (a) "Board of Directors" shall mean the duly elected Board of
                     ------------------
Directors of the Corporation.

                (b) "Person" shall mean any individual, firm, corporation or
                     ------
other entity, and shall include any successor (by merger or otherwise) of such entity.

                (c) "Qualified Public Offering" shall mean the effective date of
                     -------------------------
the first Registration Statement filed under the Secrities Act of 1933, as amended, or any successor thereto, with the Securities and Exchange Commission for a public offering of the Corporation's securities (other than a Registration Statement relating to either the sale of securities to employees, consultants or directors of the Corporation pursuant to a stock option, stock purchase or similar plan).

                (d) "Triggering Event" shall mean (i) a Qualified Public
                     ----------------
Offering, (ii) the liquidation, dissolution or winding up of the Corporation,
(iii) the sale or transfer, in one transaction or series of related transactions, of all or substantially all of the assets of the Corporation, or the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) unless the
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Corporation's stockholders of record immediately prior to such acquisition or sale (by virtue of securities issued as consideration in connection with such acquisition or sale or otherwise), hold at least 50% of the voting power of the surviving or acquiring entity.

           Section 8. Redemption; Sinking Fund. The Series C Preferred Stock
                      ------------------------
shall not be subject to redemption, by sinking fund or otherwise.

                IN WITNESS WHEREOF, Affiliated Research Centers, Inc. has caused this Certificate to be duly executed by its Chief Executive Officer and attested to by its Secretary this 29th day of September, 1998.


                                 AFFILIATED RESEARCH CENTERS, INC.



                                 By     /s/ Steven M. Rauscher
                                    -----------------------------------------
                                        Chief Executive Officer



ATTEST:


           /s/ David R. Adamoli
--------------------------------------------
                  Secretary

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